Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

by and among

PENSON FINANCIAL SERVICES, INC.,

APEX CLEARING HOLDINGS LLC

and

APEX CLEARING SOLUTIONS LLC

Dated as of May 31, 2012

i

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Exhibit A – Form of Instrument of Assignment and Assumption

Exhibit B – Form of Master Services Agreement Letter Agreement

Exhibit C – Form of Transition Services Agreement

Exhibit D – Form of Nexa License Agreement

Exhibit E – Form of Transferor License Agreement

Exhibit F – Form of Broadridge Release Agreement

Exhibit G – Form of Credit Agreements

Exhibit H – Form of Subordinated Loans

Transfer or Disclosure Schedule

ii

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of May 31, 2012, by and between Penson Financial Services, Inc., a North Carolina corporation (“Transferor”), and, Apex Clearing Holdings LLC, a Delaware limited liability company (“Newco”), and Apex Clearing Solutions LLC (“ACS”).

W I T N E S S E T H:

WHEREAS Transferor is engaged in the correspondent clearing business providing Correspondent Clearing Services (as defined below) to various clients (the “Business”);

WHEREAS Transferor desires to sell and assign to Ridge Clearing & Outsourcing Solutions, Inc., a New York corporation (“Transferee”), and Newco intends to cause Transferee to purchase and assume from Transferor, on the terms, and subject to the conditions, set forth in this Agreement, certain assets of Transferor relating to the Services (as defined below);

WHEREAS Transferee is intended to become a subsidiary of Newco, and Transferor is required to transfer assets (including cash) to Transferee as a capital contribution to Newco, pursuant to the Limited Liability Company Agreement of Newco dated as May 31, 2012 (the “LLC Agreement”); and

WHEREAS Penson Worldwide, Inc., SAI Holdings, Inc. and Nexa are concurrently executing an Indemnity and Support Agreement pursuant to which each jointly and severally indemnifies Transferor for certain matters (the “Indemnity Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration (including the issuance of an equity interest in Newco to Transferor), the receipt and adequacy of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions of Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Acquired Assets” has the meaning ascribed thereto in Section 2.1(a).

“Actual NAV” has the meaning ascribed thereto in Section 2.6(c).

“Actual Required Cash” has the meaning ascribed thereto in Section 2.6(c).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person; provided, however, for the avoidance of doubt, that from and after the Closing, Transferor shall not be deemed an Affiliate of, and shall be deemed not to control, Newco or Transferee. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote a majority of the outstanding voting securities of such Person or (ii) otherwise direct the management policies of such Person by contract or otherwise.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Applicable Law” means, for any Person at any time of determination, any constitution, statute, by-law, federal, state, foreign or local law (including the common law and equity), ordinance, rule, regulation or administrative interpretation or any judgment, decree, governmental permit, license, certificate of authority, order or approval of a Governmental Authority to which such Person or any of its properties is subject at such time.

“Assumed Liabilities” has the meaning ascribed thereto in Section 2.3.

“Board” has the meaning ascribed thereto in Section 3.1(h).

“Broadridge” means Broadridge Financial Solutions, Inc.

“Broadridge MSA” means that certain letter agreement between Transferee and Broadridge in the form attached hereto as Exhibit B.

“Broadridge Release” means that certain Termination and Mutual Release Agreement in the form attached hereto as Exhibit F.

“Bulk Sales Laws” has the meaning ascribed thereto in Section 2.5.

“Business” has the meaning ascribed thereto in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or a day on which the New York Stock Exchange is not scheduled to be open for trading.

“CFTC” means the United States Commodity Futures Trading Commission.

“Clearing Agency Accounts” means the DTC Accounts, the NSCC Accounts, the FICC Accounts, the OCC Accounts and any other clearing agency accounts (including any related clearing fund or guaranty fund deposit) of Transferor related to the provision of Correspondent Clearing Services.

“Clearing Contracts” means the Contracts, and all schedules, exhibits and amendments thereto, in effect on the date hereof providing for the rendering of Correspondent Clearing Services by Transferor to each Client, but, for the avoidance of doubt, excluding Futures Clearing Contracts.

“Clearing Corporation” means an entity registered with the CFTC under Section 5b of the Commodity Exchange Act as a derivatives clearing organization that enables each party to an agreement, contract, or transaction to substitute, through novation or otherwise, the credit of such entity for the credit of the parties; arranges or provides, on a multilateral basis, for the settlement or netting of obligations; or otherwise provides clearing services or arrangements that mutualize or transfer credit risk among participants.

“Clients” means, collectively, as of any date, the clients with an account to which, or in respect of which, Correspondent Clearing Services or other services are provided by Transferor, including introducing brokers and their customers.

“Client Accounts” means those customer accounts and introducing broker proprietary accounts for which Correspondent Clearing Services are provided by Transferor or maintained in connection with the Correspondent Clearing Contracts, but excluding both (i) the Reserve Bank Accounts and (ii) Futures Accounts.

“Client Consent” means Consents received or deemed to be received from Clients to the transactions contemplated by the Transaction Documents in accordance with Section 5.4(c) (including Consents of new Clients of Transferor between the date of this Agreement and the Closing Date which are granted in accordance with Section 5.4(c) or Clearing Contracts containing the required Consent signed by those new Clients) which Consent has not been withdrawn or modified.

“Client List” has the meaning ascribed thereto in Section 3.1(i).

“Closing” has the meaning ascribed thereto in Section 2.7.

“Closing Cash Amount” has the meaning ascribed thereto in Section 2.6(a).

“Closing Date” has the meaning ascribed thereto in Section 2.7.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Compensation and Benefit Plans” means all plans, programs, policies, practices, Contracts, agreements or other arrangements (written or oral) providing for deferred compensation, welfare, medical, dental, health, disability, life insurance, pension, retirement, profit sharing, thrift, savings, employee ownership, bonus, severance, termination pay, change of control payments, vacation, paid time off, leave of absence, employee assistance, automobile leasing/subsidy/allowance, relocation, family support, performance awards, stock, restricted stock, stock options or other stock-related or equity-based award, fringe or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, maintained, contributed to or required to be contributed to by Transferor, or pursuant to which Transferor has or may have any liability, contingent or otherwise.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, membership, agreement, license, exemption or order.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or other undertaking, whether oral or written, to which such Person or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject.

“Correspondent Clearing Services” means any services provided pursuant to the Clearing Contracts that involve, with respect to introducing brokers and their customers, (i) securities clearing and execution in the United States, including with respect to non-U.S. securities, (ii) securities transaction settlement services in the United States, including with respect to non-U.S. securities, and (iii) customer account maintenance and related data processing services, but excluding all Excluded Assets, including, but not limited to, Nexa, Penson Financial Services Ltd. and any assets held by or directly related to such entities.

“Covered Person” has the meaning ascribed thereto in Section 3.1(v).

“Credit Agreements” means (i) the Credit Agreement between Transferee, as borrower, and ACS as Lender and (ii) the Credit Agreement between Transferee, as borrower and Transferor as Lender, each in the applicable form set forth in Exhibit G.

“Customer Notice” means the notice given to Customers required under Applicable Law.

“Deductible” has the meaning ascribed thereto in Section 8.2(b).

“Delaware Opinion” has the meaning ascribed thereto in Section 3.1(a)(iii).

“Designated Area” has the meaning ascribed thereto in Section 5.8(a).

“Designated Industry” has the meaning ascribed thereto in Section 5.8(a).

“DTC Accounts” means Transferor’s Depositary Trust Company participant accounts (including any related clearing fund or guaranty fund deposit) and account numbers that are used to provide the Correspondent Clearing Services.

“Employee Offerees” has the meaning ascribed thereto in Section 5.5(h)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning ascribed thereto in Section 8.11.

“Escrow Agreement” has the meaning ascribed thereto in Section 8.11.

“Escrow Amount” means an amount equal to $2,000,000.

“Escrow Claim Notice” has the meaning ascribed thereto in Section 8.11.

“Escrow Fund” has the meaning ascribed thereto in Section 8.11.

“Escrow Release Date” has the meaning ascribed thereto in Section 8.11.

“Exchange” means any exchange, commission or similar organization, including without limitation New York Stock Exchange, NYSE Alternext, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange, NASDAQ, NYSE ARCA Equities Exchange, NYSE ARCA Options Exchange, Philadelphia Stock Exchange, Boston Options Exchange, NYSE Euronext LIFFE, NYSE LIFFE, and LCH.Clearnet.

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

“Excluded Assets” has the meaning ascribed thereto in Section 2.2.

“Excluded Contractual Liabilities” has the meaning ascribed thereto in Section 2.3.

“Excluded Liabilities” has the meaning ascribed thereto in Section 2.4.

“Excluded Tax Liabilities” means (i) any liability for Taxes of any Person within the Transferor’s group, whether by reason of Treasury Regulations section 1.1502-6 or otherwise, (ii) any liability relating to, pertaining to, or arising out of the Services or the Acquired Assets with respect to income and other Taxes for periods or portions thereof ending on or prior to the Closing Date, (iii) any Taxes arising in connection with the consummation of the transactions contemplated hereby and (iv) any Taxes for which Transferor is expressly liable pursuant to this Agreement.

“FCM” means a ‘futures commission merchant’ as defined in Section 1a(28) of the Commodity Exchange Act.

“FICC Account” means Transferor’s Fixed Income Clearing Corporation participant accounts (including both FICC-GSD and FICC-MBSD accounts) and account numbers that are used therein to provide the Correspondent Clearing Services.

“Final NAV Notice” has the meaning ascribed thereto in Section 2.6.

“Final NAV Target” means $90,000,000.

“Financial Statements” has the meaning ascribed thereto in Section 3.1(k)(i).

“FINRA” means the Financial Industry Regulatory Authority and any successor Self-Regulatory Organization.

“Futures Accounts” means those accounts maintained by the Transferor for customers, and any proprietary accounts for introducing brokers and FCMs (for which Futures Clearing Services are provided by Transferor or maintained) in connection with the Futures Clearing Contracts, which accounts include futures positions, off-exchange foreign currency transactions offered to or entered into with retail customers, and other balances, including money, securities and other property held at a Clearing Corporation or a bank.

“Futures Clearing Contracts” means Contracts and all schedules, exhibits and amendments thereto, in effect on the date hereof providing for the rendering of Futures Clearing Services by Transferor to each Client.

“Futures Clearing Services” means any services provided pursuant to the Futures Clearing Contracts that involve, with respect to introducing brokers and/or FCMs and their customers (i) futures clearing and execution in the United States, including with respect to non-U.S. futures, (ii) futures transaction settlement services in the United States, including with respect to non-U.S. futures, and (iii) customer account maintenance and related data processing services.

“GAAP” means United States generally accepted accounting principles.

“Government Order” has the meaning ascribed thereto in Section 3.1(e).

“Governmental Approval” means a Consent of, with or to a Governmental Authority or Self-Regulatory Organization (including the expiration of any waiting or other time period required to pass before such Consent may be assumed or relied on).

“Governmental Authority” means any domestic (whether federal, state or local) or foreign governmental or regulatory authority, Self-Regulatory Organization, department, board, instrumentality, agency, court, tribunal, arbitrator or mediator, commission or other entity.

“Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, excluding current trade payables incurred in the ordinary course of business, but including, (i) all obligations of that Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (ii) all indebtedness of that Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; (iii) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (iv) any liability of that Person in respect of banker’s acceptances or letters of credit; and (v) all indebtedness referred to above which is directly or indirectly guaranteed by that Person or which that Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any Transferee Indemnified Person or Transferor Indemnified Person.

“Indemnifying Party” has the meaning ascribed thereto in Section 8.4(a).

“Indemnity Agreement” has the meaning ascribed thereto the Recitals.

“Initial NAV Cushion” means an amount equal to $5,000,000.

“Instrument of Assignment and Assumption” means an Instrument of Assignment and Assumption in the form attached hereto as Exhibit A.

“Intellectual Property” means (i) registered and unregistered United States and foreign trademarks, service marks, trade names, logos, mask works, corporate names, trade dress, copyrights and copyrightable works, Internet domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these); (ii) United States and foreign letters patent, patent applications, patent disclosures and inventions and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; (iii) inventions, processes, designs, formulae, trade secrets, know-how, and confidential information; (iv) computer software, data, databases and related documentation; (v) similar intellectual property rights; (vi) rights of publicity; (vii) all rights to sue for and remedies against past, present, and future infringements of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (viii) all copies and tangible embodiments of any of the above (in any medium, including electronic media); and (ix) Licenses of any of the above.

“Interim NAV Estimate” has the meaning ascribed thereto in Section 2.6(b).

“Interim NAV Notice” has the meaning ascribed thereto in Section 2.6(b).

“Interim NAV Target” means $92,000,000.

“Interim Required Cash” means an amount equal to Interim NAV Target minus the Interim NAV Estimate.

“Legal Proceedings” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations or claims, by or before a Governmental Authority or Self-Regulatory Organization.

“Lending Affiliate” means PEAK6 Capital Management, LLC.

“License Agreements” means (i) the License Agreement contemplated to be entered into among Parent, Transferor, Newco and Transferee at the Closing, in the form attached hereto as Exhibit E and (ii) the License Agreement contemplated to be entered into among Nexa, Newco and Transferee at the Closing, in the form attached hereto as Exhibit D.

“Licenses” means licenses, franchises, registrations and permits.

“Liabilities” shall mean, any liability or obligation whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any lien, claim, charge, pledge, encumbrance, mortgage, deed of trust or security interest of any kind or nature whatsoever.

“LLC Agreement” means the Limited Liability Company Agreement of Newco dated as of the date hereof.

“Loss” means any and all claims, losses, Liabilities, costs, Taxes, penalties, fines and expenses (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses), damages, obligations to third parties, expenditures (including costs of collection incurred in the enforcement of rights under this Agreement), proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant party; provided that, for the avoidance of doubt, for purposes of Section 8.1, the term Loss shall include any of the foregoing items, arising out of the continued provision by Newco or the Transferee of Services to clients and the continued use of the Acquired Assets after the Closing by Newco or Transferee in substantially the same manner as provided or used by the Transferor before the Closing.

“Material Adverse Effect” means, with respect to a Person, any event, fact, condition, change, development or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise), results of operations or properties of such Person or (b) would prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. A Material Adverse Effect with respect to a Person shall include, but shall not be limited to, any material adverse change in the Person’s regulatory standing.

“Most Recent Balance Sheet Date” has the meaning ascribed thereto in Section 3.1(k)(i).

“Most Recent Financial Statements” has the meaning ascribed thereto in Section 3.1(k)(i).

“NAV Estimate” has the meaning ascribed thereto in Section 2.6.

“Net Asset Value” means with respect to the Acquired Assets and Assumed Liabilities transferred onto the Transferee’s balance sheet, the computation of Acquired Assets minus Assumed Liabilities with such adjustments, modifications, and deductions as would be required to obtain a computation of “net capital” in accordance with Rule 15c3-1 of the Securities Exchange Act of 1934, and such determination shall be final and binding upon the parties unless proven by the Transferor to be manifestly unreasonable. For the avoidance of doubt, (A) any Vendor Agreement that may be transferred to the Transferee following the Closing Date and (B) (i) allowable assets at the Closing that become non-allowable, result in loss or result in other regulatory capital deductions post-Closing, (ii) fail to deliver, suspense, and other reconciliation/aged items that were not deductions from net capital at the Closing that result in loss or result in other regulatory capital deductions post-Closing and (iii) fail to receive and other liability items that were not deductions from net capital at the Closing that result in loss or result in other regulatory capital deductions post-Closing, will, in each case, not be included in Net Asset Value.

“Newco” has the meaning ascribed thereto in the Preamble.

“Nexa” means Nexa Technologies, Inc., a Delaware corporation.

“Novated Accounts” has the meaning ascribed thereto in Section 2.1(a).

“Novated Bank Accounts” means the bank accounts listed on Schedule B and the balances therein as of the Closing Date.

“NSCC Accounts” means Transferor’s National Securities Clearing Corporation participant accounts and account numbers that are used therein to provide the Correspondent Clearing Services.

“OCC Accounts” means Transferor’s Options Clearing Corporation participant accounts and account numbers that are used therein to provide the Correspondent Clearing Services.

“Organizational Documents” means, with respect to a Person, the articles or certificate of incorporation and bylaws or articles or certificate of formation and limited liability company agreement (or other constituent documents) of such Person.

“Other Acquired Contract” means any Contract, other than a Clearing Contract, included in the Acquired Assets.

“Parent” means Penson Worldwide, Inc., a Delaware corporation.

“Parent 2010 Indenture” means that certain Indenture, dated as of May 6, 2010, among Parent, certain subsidiary guarantors and U.S. Bank National Association, a national association banking corporation.

“Parent 2009 Indenture” means that certain Indenture, dated as of June 3, 2009, between Parent and U.S. Bank National Association, a national association banking corporation.

“PATRIOT Act” means the USA PATRIOT Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder.

“PEAK6” means PEAK6 Investments, L.P. and/or its Affiliates.

“Permitted Liens” means: (i) workers’, carriers’, and mechanics’ Liens arising by operation of law with respect to a liability incurred in the ordinary course of business, consistent with past practice, and which is not delinquent; and (ii) Liens, other than Liens securing or related to Indebtedness, that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or the proposed use of the properties they affect.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, or similar entity, any government, governmental department or agency or political subdivision thereof.

“Regulatory Reports” has the meaning ascribed thereto in Section 3.1(b).

“Reserve Bank Accounts” means: (i) the Special Reserve Bank Account for the Exclusive Benefit of Customers established by Transferor with J.P. Morgan Chase Bank, N.A. as account number 323960421 and (ii) the PAIB Reserve Account established with J.P. Morgan Chase Bank, N.A. as account number 32396052.

“SEC” means the Securities and Exchange Commission.

“Self-Regulatory Organization” means a self-regulatory organization as defined in Section 3(a)(26) under the Exchange Act and includes FINRA and any Exchange.

“Services” means the Correspondent Clearing Services.

“Storage Area Networks” has the meaning ascribed to such term in the Transition Services Agreement.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than fifty percent (50%) of the voting stock or other voting equity interest or which is required to be consolidated with the initial Person under GAAP.

“Subordinated Loans” means (i) the $30,000,000 subordinated loan made pursuant to that certain Subordinated Loan Agreement expected to be dated as of the Closing Date between PEAK6 Capital Management LLC and Transferee and (ii) the $5,000,000 subordinated loan made pursuant to that certain Subordinated Loan Agreement expected to be dated as of the Closing Date between Apex Clearing Solutions LLC and Transferee in each case in the applicable form attached hereto as Exhibit H.

“Tax” or “Taxes” means all federal, state, local or foreign taxes or other governmental charges, fees, levies and assessments of whatever kind or nature, including all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claim” has the meaning ascribed thereto in Section 8.4(a).

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Subordinated Loans, the License Agreements, the LLC Agreement, the Indemnity Agreement, the Credit Agreements, the Broadridge Release and the other documents being or contemplated to be entered into in connection with the transactions contemplated hereby and thereby.

“Transfer Time” means the time, after the Closing, at which any Acquired Asset not transferred at the Closing is transferred, conveyed and assigned to the Transferee. With respect to any Contract requiring novation, the Transfer Time shall be the time at which such Contract is novated to the Transferee.

“Transferee” has the meaning ascribed thereto in the Recitals.

“Transferee Indemnified Person” has the meaning ascribed thereto in Section 8.1(a).

“Transferee Liability Cap” has the meaning ascribed thereto in Section 8.2(b).

“Transferor” has the meaning ascribed thereto in the Preamble.

“Transferor Disclosure Schedule” has the meaning ascribed thereto in Section 3.1.

“Transferor Indemnified Person” has the meaning ascribed thereto in Section 8.2(a).

“Transferor Liability Cap” has the meaning ascribed thereto in Section 8.1(b).

“Transferor Parties” means Transferor, Parent, Nexa and each other Affiliate of Transferor, that is a party to, or is specified to be a party to any Transaction Document.

“Transferor Representatives” has the meaning ascribed thereto in Section 5.9(b).

“Transition Services Agreement” means the Transition Services Agreement, among PFSI, Nexa, Newco and Transferee contemplated to be entered into at the Closing in the form attached hereto as Exhibit C.

“Treasury Regulations” means the regulations issued as of the date hereof and from time to time by the United States Department of the Treasury relating to matters arising under the Code.

“Vendor Agreements” means any contracts with providers of services or products related to or used in connection with the Acquired Assets.

Section 1.2. Interpretation.

(a) As used in this Agreement, references to the following terms will have the meanings indicated:

(i) To the Preamble or to the Recitals, Sections, Exhibits or Schedules are to the Preamble or a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii) To any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and any section of any statute or regulation are to any successor to the section.

(b) Whenever this Agreement requires a party to take an action, the requirement constitutes an undertaking by the party to cause its Subsidiaries, and to use its commercially reasonable efforts to cause its other Affiliates, to take appropriate action in connection therewith.

(c) The Table of Contents of this Agreement and various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(e) It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

(f) All references in this Agreement to amounts of money or amounts to be paid by any Person to any other Person shall mean such amounts in United States dollars, unless otherwise indicated.

ARTICLE II.

ASSIGNMENT AND ACCEPTANCE OF ACQUIRED ASSETS

Section 2.1. Assignment and Acceptance of the Acquired Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in consideration of the issuance to Transferor of a common membership interest in Newco pursuant to and as described in the LLC Agreement, Transferor at Closing shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Transferee, and Newco shall cause Transferee to purchase, acquire and accept from Transferor, free and clear of all Liens, all right, title and interest in, to and under the following (the “Acquired Assets”):

(i) the Clearing Contracts;

(ii) the Client Accounts;

(iii) the Clearing Agency Accounts, other than those listed under Excluded Assets;

(iv) subject to receiving any necessary Consent to the transfer thereof, any and all rights under any stock loan agreements or other arrangements with any Clients, including any transactions in process for Clients, open Client positions and margin loans with Clients;

(v) subject to receiving any necessary Consent to the transfer thereof, any and all rights relating to certain stock borrow positions (as agreed between Transferor and Newco) under stock loan arrangements with broker-dealers;

(vi) any and all collateral and clearing deposits held by Transferor from Clients;

(vii) securities and other assets held in the Client Accounts;

(viii) the Novated Bank Accounts and all balances therein; and

(ix) the Reserve Bank Accounts;

(x) the Storage Area Networks; provided, however, that the Storage Area Networks shall not be transferred or conveyed at the Closing, but shall instead be transferred and conveyed in accordance with Section 5.5(b);

(xi) all Client lists and all Client transaction histories used or held for use in connection with providing the Services; and

(xii) all books, records, files and documents (electronic or physical) related to the foregoing or otherwise primarily related to the provision of the Services (including all records required to be maintained by the Transferor under the Exchange Act and under Applicable Laws), including the information set forth on Schedule A-1 (but specifically excluding any employment-related agreements or other arrangements with any employees of any Transferor Party).

In order to effect the transfer, concurrently with the Closing, the Transferor will novate to Transferee, so that Transferee owns and controls these accounts at Closing, the Clearing Agency Accounts, the Novated Bank Accounts and Reserve Bank Accounts (collectively, the “Novated Accounts”). After the Closing, Transferor shall not have any further rights, title and interest in, to or under, or to utilize, any Acquired Asset, provided, however, that the Transferee shall cooperate with Transferor, at the Transferor’s sole cost and expense, to the extent the Transferor reasonably requests information to satisfy legal and/or regulatory requirements applicable to Transferor. In addition, if, and to the extent, requested by Transferee in one or more notices in writing to the Transferor, and subject to obtaining the Consent of the counterparty thereto, for a period of six (6) months following the Closing Date, Transferor shall assign any Vendor Agreement requested by Transferee to be assigned by Transferor, whereupon such Vendor Agreement shall become an Acquired Asset hereunder.

Section 2.2. Excluded Assets. Except as set forth in Section 2.1 or elsewhere in this Agreement or any other Transaction Document, all tangible and intangible personal property, real property, Intellectual Property, goodwill, Tax attributes, books and records and any and all other property, rights or assets of Transferor or its Affiliates of any kind (collectively, the “Excluded Assets”), are not part of the Acquired Assets and shall remain the property of Transferor after the Closing. The Excluded Assets include the assets listed on Schedule A-2. Notwithstanding anything to the contrary contained herein, all assets issued by, or directly related to, Retama Development Corporation shall be Excluded Assets.

Section 2.3. Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, in consideration for the transfer of the Acquired Assets, the Transferee shall assume, and shall timely perform and discharge in accordance with their respective terms, those Liabilities and obligations of Transferor under contracts and agreements which are included in the Acquired Assets (other than such liabilities and obligations (x) related to any breach by Transferor or any of its Affiliates of any such contract or agreement, or any violation of Applicable Law, arising prior to or on the Closing (or the Transfer Time) or in connection with the Closing (or, with respect to any Acquired Asset not transferred at the Closing, the Transfer Time) or (y) consisting of indemnification or defense obligations with respect to facts or circumstances existing prior to, on or arising in connection with the Closing (or, with respect to any Acquired Asset not transferred at the Closing, the Transfer Time); the obligations in the foregoing clauses (x) and (y) being referred to as “Excluded Contractual Liabilities”) (collectively, the “Assumed Liabilities”).

Section 2.4. Excluded Liabilities. Notwithstanding anything herein to the contrary, neither Transferee nor Newco shall assume, or be deemed in any way to have assumed, or otherwise be liable for, any Liabilities, of any nature or kind whatsoever, of the Business, Transferor or any of Transferor’s Affiliates, or the Services, other than the Assumed Liabilities, and Transferor and its Affiliates shall retain and be responsible for all other Liabilities of Transferor, Transferor’s Affiliates, the Business and the Services, including each of the following (collectively, the “Excluded Liabilities”):

(i) all Excluded Tax Liabilities;

(ii) all Excluded Contractual Liabilities;

(iii) all Liabilities of Transferor under the terms of this Agreement;

(iv) all Liabilities arising out of or relating to any Excluded Asset;

(v) all Liabilities arising out of the employment or other engagement of any individual performing services of any kind for or on behalf of any Transferor Party (including under any Compensation and Benefit Plans);

(vi) all Liabilities arising out of or relating to the ownership or operation of any assets or business, or any acts or omissions of Transferor or of any of its Affiliates, to the extent such Liabilities are not related to the Business or the Acquired Assets; and

(vii) all Liabilities of Transferor (other than the Assumed Liabilities) to the extent relating to the operation of the Business or the ownership of the Acquired Assets on or prior to the Closing.

Section 2.5. Bulk Sales Laws. Transferee hereby waives compliance by Transferor with the requirements and provisions of any “bulk sale” laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Transferee (“Bulk Sales Laws”).

Section 2.6. Transfer of Net Assets; Escrow Payment.

(a) Initial NAV Estimate. Prior to the Closing, the Transferor and Transferee shall cooperate with each other and in good faith estimate (the “NAV Estimate”) the Net Asset Value as of the Closing. At the Closing, Transferor shall, in addition to transferring the Acquired Assets (including novating the Novated Accounts), pay to Newco, by wire transfer of immediately available funds to an account designated by Newco, an amount (the “Closing Cash Amount”) equal to the sum of (i) the Initial NAV Cushion plus (ii) the Final NAV Target minus (iii) the NAV Estimate.

(b) Interim NAV Estimate. No later than the third Business Day after the Closing, Transferee shall in good faith, re-calculate, and provide Transferor with a notice containing, its estimate of Net Asset Value as of the Closing (“Interim NAV Estimate”) and its calculation of Interim Required Cash (the “Interim NAV Notice”).

(i) If the Interim Required Cash exceeds the Closing Cash Amount, Transferor shall pay, no later than one (1) Business Day after the Interim NAV Notice is given to the Transferor, to Newco by wire transfer of immediately available funds to an account designated by the Newco, an amount equal to such excess, if any; and

(ii) if the Closing Cash Amount exceeds the Interim Required Cash, Newco shall pay, no later than one (1) Business Day after the Interim NAV Notice is given to the Transferor, to Transferor, by wire transfer of immediately available funds to an account designated by the Transferor, an amount equal to such excess, if any.

The term “Interim Available Cash” shall mean an amount equal to the Closing Cash Amount minus the amount paid by Newco pursuant to clause (ii) of the immediately preceding sentence, or plus the amount paid by Transferor pursuant to clause (i) of the immediately preceding sentence.

(c) Final NAV Estimate. No later than the 60th Business Day after the Closing, Transferee shall in good faith calculate and finally determine the actual Net Asset Value as of the Closing (“Actual NAV”) and the amount of the difference, if any, between Final NAV Target and Actual NAV (such amount, the “Actual Required Cash”), and provide notice containing its calculations to the Transferor (the “Final NAV Notice”).

(i) If the Actual Required Cash exceeds the Interim Available Cash, Transferor shall pay, no later than one (1) Business Day after the Final NAV Notice is given to the Transferor, to Newco by wire transfer of immediately available funds to an account designated by the Newco, an amount equal to such excess, if any; and

(ii) if the Interim Available Cash exceeds the Actual Required Cash, Newco shall pay, no later than one (1) Business Day after the Final NAV Notice is given to the Transferor, to Transferor, by wire transfer of immediately available funds to an account designated by the Transferor, an amount equal to such excess, if any.

(d) Additional Escrow Cash. In addition to all other amounts required to be paid hereunder, Transferor shall pay to Newco the Escrow Amount at the Closing, which amount shall be deposited in escrow in accordance with Section 8.11.

Section 2.7. Closing. The closing of the sale and purchase of the Acquired Assets and Assumed Liabilities (“Closing”) shall take place at the offices of Morgan, Lewis & Bockius, LLP, 101 Park Avenue, New York, New York, at a mutually satisfactory date and time, after the conditions precedent specified in Article VI (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree (“Closing Date”). On the Closing Date:

(a) Transferee shall deliver to Transferor a duly executed counterpart of the Instrument of Assignment and Assumption.

(b) Transferor shall deliver to Transferee:

(i) a duly executed counterpart of the Instrument of Assignment and Assumption;

(ii) all deliverables required from Transferor in connection with the conditions to Newco’s obligations under Section 6.2; and

(iii) all other documents, certificates and other items required to be delivered at Closing pursuant to the Transaction Documents and reasonably requested by Newco, which such documents, certificates and other items shall be in form and substance, and shall be executed in a manner (as applicable), satisfactory to Newco and its counsel in their sole discretion.

Section 2.8. Funding of Equity Contribution and Subordinated Loans. Upon confirmation by Newco of the receipt of the Acquired Assets and the amounts required to be paid to Newco at Closing under Section 2.6 and after satisfaction or waiver of all conditions set forth in Article VI, (i) ACS and the Lending Affiliate shall fund the Subordinated Loans in the aggregate amount of $35 million, and (ii) ACS shall fund its contribution of $5 million to Newco and Newco shall contribute such $5 million to Transferee; provided, however, that the contribution in this clause (ii) shall occur by way of a transfer of funds directly from ACS to Transferee.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Section 3.1. Representations and Warranties of Transferor. Transferor represents and warrants to Newco and Transferee as of the date of this Agreement, and as of the Closing Date as follows, except as set forth in the Transferor Disclosure Schedule prepared separately by

Transferor and delivered to Newco at the time of execution and delivery of this Agreement (the “Transferor Disclosure Schedule”) (it being agreed that any matter set forth in any schedule or subsection of a schedule of the Transferor Disclosure Schedule shall be deemed disclosed in any other schedule or subsection of a schedule of the Transferor Disclosure Schedule only if (and to the extent that) such information is readily apparent on its face to be so applicable to such other schedule or subsection of a schedule of the Transferor Disclosure Schedule):

(a) Organization and Authority.

(i) Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, each other Transferor Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and each Transferor Party is duly licensed or qualified to do business and is in good standing in the states of the United States and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Each Transferor Party has the requisite corporate or limited liability company power (or equivalent powers) and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets. No Transferor Party is in default under or in violation of any provision of its Organizational Documents.

(ii) Each Transferor Party has all necessary corporate or limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform fully its obligations thereunder. The execution and delivery by such Transferor Party of each Transaction Document to which such Transferor Party is party and the performance by such Transferor Party of its respective obligations hereunder and thereunder, have been duly authorized by all requisite corporate or limited liability company action and no other corporate or limited liability company proceedings on the part of Transferor are required in connection with the execution, delivery and performance of the Transaction Documents to which such Transferor Party is party and the consummation of the transactions contemplated hereby and thereby, other than the regulatory approvals set forth on the Transferor Disclosure Schedule. The Transaction Documents to which any Transferor Party is a party have been (or, when executed and delivered, will be) duly executed and delivered by such Transferor Party and, assuming due execution by the other parties hereto and thereto, are (or, when executed and delivered, will constitute) legal, valid and binding obligations of such Transferor Party, enforceable against Transferor in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(iii) Transferor has obtained the approval of its stockholder in order to execute and deliver the Transaction Documents and to consummate the transactions contemplated herein and therein. Parent is not required to obtain the approval of its stockholders in order for Transferor to execute and deliver the Transaction Documents and to consummate the transactions contemplated herein and therein. Parent’s Board of Directors has received a written opinion from its Delaware counsel confirming the matters set forth in the preceding sentence (the “Delaware Opinion”). Transferor has delivered the Delaware Opinion to Newco. Each of the facts, understandings and assumptions on which the Delaware Opinion is true and correct, and such facts, understandings and assumptions, as stated in the Delaware Opinion, do not include any material misstatements or contain any untrue statements of a material fact, or omit to state any material fact required to make the statements contained therein, not misleading.

(b) Reports. Each of Transferor and Parent have timely filed all material reports, registrations, declarations, notices, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since January 1, 2012 with any Governmental Authority (including the SEC and FINRA) and any Self-Regulatory Organization (all such reports, registrations, declarations, notices, statements and filings being collectively referred to herein as the “Regulatory Reports”), including all reports, registrations, statements and filings required under the Exchange Act. As of their respective dates, the Regulatory Reports were complete and accurate and complied in all material respects with the Applicable Laws enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed.

(c) Regulatory Consents. No notices, reports or other filings are required to be made by Transferor, Parent or their respective Affiliates with, and no Consents, registrations, approvals, licenses, memberships, permits or authorizations are required to be obtained by Transferor, Parent or their respective Affiliates from, any Governmental Authority or any Self-Regulatory Organization in connection with the execution, delivery and performance of this Agreement or the Transaction Documents by Transferor, the performance by Transferor of its obligations hereunder or thereunder, or the consummation by Transferor of the transactions contemplated hereby or thereby, subject to obtaining the necessary approvals with respect to the transactions contemplated hereby as set forth in the Transferor Disclosure Schedule including with respect to the entering of any services agreements as contemplated by the parties in connection with the operation of the Business by the Transferee.

(d) No Conflicts. The execution, delivery and performance by each Transferor Party of the Transaction Documents to which such Transferor Party is a party does not and will not, the compliance by such Transferor Party with any of the provisions hereof and thereof will not, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both:

(i) Violate or conflict with the Organizational Documents of Transferor, Parent or their respective Affiliates;

(ii) Breach or violate, or constitute a default under, any Applicable Law or other restriction of, or agreement or stipulation with, any Governmental Authority to which Transferor, Parent or their respective Affiliates are subject, or permit or result in the revocation, cancellation, suspension or adverse modification of any License, authorization, registration, permit, membership certificate of authority or Consent to which Transferor, Parent or their respective Affiliates or properties is subject;

(iii) Except for the Consents set forth on Schedule 3.1(d)(iii), violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or give rise to any rights of any counterparty to terminate, cancel, accelerate, modify or to additional benefits under, any term or provision of any Contract of, or that are binding on, Transferor, Parent or their respective Affiliates, including, without limitation, the Parent 2010 Indenture or the Parent 2009 Indenture; or

(iv) Result in the creation or imposition of any Lien on the Acquired Assets or the property or assets of Transferor, Parent or their respective Affiliates, except for any Lien imposed pursuant to the Transaction Documents.

(e) Litigation; Regulatory Action. Except as set forth on the Disclosure Schedule, there are, and since January 1, 2012, have been, no material Legal Proceedings pending, nor has the Transferor received any written notice of any material threatened Legal Proceeding against Transferor or to which Transferor or its properties or assets or its managers, officers or employees are subject. Without limiting the foregoing, there are no material Legal Proceedings pending, nor has the Transferor received any written notice of any material threatened Legal Proceeding against Transferor relating to the termination of, or limitation of, the rights of Transferor under its registrations or qualifications under any Applicable Law, including any federal or state securities laws or regulations. There are, and since January 1, 2012, have been, no outstanding judgments, decrees, or orders in favor of or naming any Person relating to Transferor or any of its Affiliates, directors, officers or employees (as applicable) relating to the performance of their duties in such capacities or against or affecting their properties. There are no consent decrees or similar arrangements entered into with a Governmental Authority, Self-Regulatory Organization, or other Person by, or relating to, Transferor or any of its Affiliates, directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties, that are still in effect, or were in effect at any time since January 1, 2012. Transferor is not a party to or is subject to any order, decree, agreement, stipulation, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (a “Government Order”) that relates to, affects, or would reasonably be expected to affect the Acquired Assets, the Services or the Business. Transferor has not been notified by or received any other communication from any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Government Order.

(f) Title to Assets. Transferor owns (subject to the interests of its customers in customer assets) each of the Acquired Assets, and, at the Closing, Transferee will be vested with good and marketable title to such Acquired Assets, free and clear of all Liens, other than Permitted Liens.

(g) Compliance With Laws. Transferor has at all times conducted the Business and provided the Services in all material respects in compliance with Applicable Law. Without limiting the generality of the foregoing, (x) Transferor has obtained when and as required all Governmental Approvals necessary for all dividends and payments made by Transferor to any of its Affiliates and (y) with respect to Acquired Assets, Transferor complies with, and at all times has complied with, Rule 15c3-3, and the SEC’s interpretation and guidance relating to proprietary account introducing brokers.

(i) Each of Transferor, Parent, their respective Affiliates and each such entity’s officers, directors, managers and, to the Transferor’s knowledge, agents, contractors and employees:

(A) Has all Licenses and Governmental Approvals, and has made all material filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit Transferor to own or lease its properties and assets and to conduct the Services as presently conducted; all such material Licenses, Governmental Approvals, filings, applications and registrations are in full force and effect and are current and the Transferor has not received any written notice that threatens the suspension or cancellation of any of them;

(B) Has not received any written notification or, to the knowledge of Transferor, other communication from any Governmental Authority (1) asserting that such person is not in compliance with any of the statutes, rules, regulations, by-laws or ordinances or other Applicable Law which such Governmental Authority enforces, or has otherwise engaged in any unlawful, unfair or inequitable business practice or activity, (2) threatening to revoke, terminate or suspend or restrict any license, franchise, permit, membership with, or seat on, any stock or commodities exchange, or any Governmental Approval, (3) requiring it (including any of its directors or controlling persons) to enter into any order, decree, judgment, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy), (4) restricting or disqualifying the activities of either Transferor or any officer or employee of Transferor (except for restrictions generally applicable that are imposed by rule, regulation or administrative policy on all persons engaged in the prime brokerage business) or (5) requiring it to maintain additional capital levels to operate the Business in excess of amounts currently maintained, in each case of the foregoing (1) through (5), to the extent that the subject of such notification or communication would reasonably be expected to materially and adversely affect Transferee or the conduct of the Transferee’s business after the Closing or otherwise have a, or would reasonably be expected to result in a Material Adverse Effect on the Services or the properties or assets of Transferor;

(C) Transferor nor any of its officers or any employee is, or has been, the subject of any action or event requiring disclosure or SEC Form BD, Form U-4 or otherwise with any Governmental Authority;

(D) Is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority, or by any Self-Regulatory Organization relating to any aspect of the Services or the properties or assets of Transferor in any material respect;

(E) Has not been charged, convicted of or threatened in writing with any material violation of any provision of any Applicable Law, including any federal or state securities law or regulation, in each case applicable to the Services or the properties or assets of Transferor, affecting Transferor, or the transactions contemplated by the Transaction Documents, and is not on notice of the pendency of any such charge or investigation; and

(F) Is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization and is not on notice of the pendency of any such charge or investigation.

(ii) Transferor has provided to Newco copies of the currently effective Form BD as filed by Transferor with the SEC. The information contained in each such form was complete and accurate in all material respects as of the time of filing thereof and remains complete and accurate in all material respects as of the date hereof and there are no amendments contemplated thereto other than with respect to the consummation of this Agreement.

(iii) Transferor’s officers and employees engaged in activities relating to the Services or the properties or assets of Transferor who are required to be registered, licensed, qualified or approved by or with any Governmental Authority are duly registered, licensed, qualified or approved as such, all such registrations, licenses, qualifications or approvals are in full force and effect, all legal requirements in respect of such registrations have been complied with and, as currently filed, all such registrations, licenses, qualifications or approvals and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects.

(iv) There are no pending, nor has the Transferor received any written notification of any, material investigations, examinations, reviews or disciplinary proceedings by any Governmental Authority of or against any of Transferor’s officers or employees engaged in activities relating to the Services or the properties or assets of Transferor.

(v) Neither Transferor, nor any of its officers or employees, is currently subject to, or is under current investigation or proceeding, whether preliminary or otherwise, for, “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act and none of such officers or employees is subject to heightened supervision under the rules, regulations, ordinances or by-laws of any Governmental Authority.

(vi) Neither Transferor, nor any of its officers or employees, is currently enjoined by any Government Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(h) Solvency. Transferor is not presently, nor will it as of immediately prior to the Closing and immediately after the Closing, after giving effect to the transactions contemplated by the Transaction Documents: (a) be insolvent (either because its financial condition is such that the sum of its debts (and Liabilities) is greater than the aggregate fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) on its existing debts and Liabilities as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due. The Transferor will be able to make payment of its debts in the ordinary course of business as they become due, and Transferor expects to be able to continue paying all of its undisputed Liabilities as they become due. Transferor acknowledges that (i) multiple sales and other marketing processes have been conducted for the sale of its businesses, none of which have, in the business judgment of the Parent’s Board of Directors (the “Board”), produced an acceptable alternative transaction to Transferor and Parent, (ii) the transactions contemplated hereby, in the business judgment of the Board, represent the most attractive alternative available to Transferor and Parent and (iii) it has received, or will receive upon consummation of the transactions contemplated hereby, reasonably equivalent value for the Acquired Assets. Transferor further acknowledges that in the absence of the transactions contemplated hereby, it expects to receive an order from FINRA instructing it to exit the clearing and settlement business, which would significantly impair the value of the Acquired Assets and result in Transferor being unable to satisfy all of its obligations to its creditors and ultimately, in significantly smaller recoveries for its creditors. As of the date hereof, no alternatives to a liquidation of Transferor are being considered by the Board. Transferor has provided a true and correct pro-forma balance sheet to Newco, prepared in accordance with GAAP, showing the assets and liabilities of Transferor and Parent as of May 25, 2012, prior to, and after giving effect to the transactions contemplated by the Transaction Documents and the sale of the Transferor’s FCM and Futures Clearing Services business. Such balance sheet has been prepared in good faith based on assumptions Transferor believes to be reasonable. Transferor has also provided a true and correct balance sheet to Newco, prepared in accordance with GAAP, showing the assets and liabilities included in the Acquired Assets and Assumed Liabilities.

(i) Clearing Contracts and Clients; Other Acquired Contract.

(i) The Transferor has delivered a computer disk containing a true and complete listing (the “Client List”) of (A) each Clearing Contract and Client Account that is included in the Acquired Assets; (B) the debit or credit balances held by Transferor in each Client Account or otherwise on behalf of each Client’s client as of May 21, 2012; and (C) each Client as of the date of this Agreement. Since January 1, 2012, no Client has provided notice (written or oral) or threatened to terminate or reduce in any material respect its relationship with Transferor, or materially adjust the fee schedule with respect to any Clearing Contract in a manner which would reduce the fees to Transferor. There are no material complaints pending or threatened in writing with respect to any such Client’s account or other controversies pending with respect to any client account that could reasonably be expected to result in a material complaint. Schedule 3.1(i) sets forth a true and complete list of all Other Acquired Contracts.

(ii) Each Clearing Contract and each Other Acquired Contract is in full force and effect, and is a legal, valid and binding agreement of Transferor’s and each other party thereto, enforceable in accordance with its terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity. Each Clearing Contract and any subsequent renewal and each Other Acquired Contract has been duly authorized, executed and delivered by Transferor and, to the knowledge of Transferor, each other party thereto, in compliance with any Applicable Law. Each Clearing Contract and each Other Acquired Contract will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated by the Transaction Documents, subject to any Consent provisions contained therein.

(iii) Transferor and each Client (with respect to a Clearing Contract) and each other counterparty (with respect to any Other Acquired Contract) are in material compliance with the terms of each Clearing Contract or Other Acquired Contract (as applicable) to which it is a party, and are not, (whether after the giving of notice, the passage of time or otherwise) with respect to Client or counterparty, currently in breach or default under any of the terms of any such Clearing Contract or Other Acquired Contract. No event has occurred and no condition or state of facts exists which with notice or lapse of time or both would constitute a breach or default by Transferor or, to the knowledge of Transferor, any Client or counterparty, or permit termination, modification or acceleration by Transferor or, to the knowledge of Transferor, any Client or counterparty under any Clearing Contract or Other Acquired Contract.

(iv) Transferor has not, and no Client or counterparty has, repudiated in writing any provision of any Clearing Contract or Other Acquired Contract and Transferor has not received any notice that any Client intends to exercise any termination rights with respect to any Clearing Contract or Other Acquired Contract, or where applicable, not to renew any such Clearing Contract or Other Acquired Contract.

(v) All Clearing Contracts conform, in all material respects, to the forms of contracts made available to Newco prior to the date hereof.

(vi) True and complete copies of each Clearing Contract for each Client, including a current fee schedule, have been made available to Newco.

(vii) Since January 1, 2012, Transferor has operated each Client Account in compliance in all material respects with the objectives, guidelines and restrictions of such Client Account, including as set forth in the applicable account guidelines or instructions for such Client Account.

(viii) Transferor is not a party to any agreement or arrangement pursuant to which it is entitled to provide or receive compensation as a result of marketing, placement agency or other solicitation services.

(ix) Transferor does not act as an investment adviser or subadviser to any Client, wrap fee program account or wrap sponsor.

(x) Transferor has not assigned to any Person (other than pursuant to this Agreement) any rights, title and interest in any Clearing Contract or Other Acquired Contract.

(xi) None of the Clearing Contracts or Other Acquired Contracts:

(A) would, following the assignment thereof to the Transferee, prohibit, limit or restrict (1) the Transferee or any of its Affiliates from providing the Services or otherwise prohibit, limit or restrict the use of their properties or assets anywhere in the world, (2) competition with any Person or (3) the soliciting or hiring of employees or consultants or the entry into a business relationship with any prospective client, customer or other Person anywhere in the world;

(B) would, following the assignment thereof to Transferee, require (1) Transferee or any of its Affiliates to deal exclusively with any Person or (2) any Person to deal exclusively with Transferee or any of its Affiliates.

(j) Records; Copies of Document. The books and records of Transferor accurately record in all material respects all actions taken by its Board of Directors and stockholders, and true and complete copies of the originals of such documents have been delivered or made available to Newco. Transferor has made available for inspection and copying by Newco and its counsel true and correct copies of all documents referred to in this Agreement and the Schedules delivered to Newco in connection herewith.

(k) Financial Statements; FOCUS Reports.

(i) Transferor has delivered to Newco: (i) true and complete copies of (A) the unaudited consolidated balance sheet of Transferor, dated April 30, 2012 (such date, the “Most Recent Balance Sheet Date”) and (B) the related unaudited and reviewed consolidated statements of income, stockholders’ equity and cash flows of Transferor for the four (4) month period then ended (together, the “Most Recent Financial Statements”); and (ii) true and complete copies of the audited consolidated balance sheet of Transferor dated December 31, 2011, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (collectively, the “Financial Statements”). Such Financial Statements present fairly in all material respects the consolidated financial position, results of operations, stockholders’ equity and cash flows of Transferor as at and for the respective periods then ended (except that the unaudited Most Recent Financial Statements are subject to normal year-end adjustments, which would not be material in the aggregate, and to the absence of notes, which if presented would not materially change the presentation) and have been prepared in accordance with GAAP.

(ii) Transferor maintains internal control over financial reporting and such internal control over financial reporting is in all material respects (i) effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP consistently applied and (ii) includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Transferor, (B) provides reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, and that receipts and expenditures of Transferor are being made only in accordance with authorizations of management and directors of Transferor, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of Transferor that could have a material effect on its financial statements

(iii) Transferor has delivered to Newco true and complete copies of all Financial and Operational Combined Uniform Single (“FOCUS”) Reports filed with FINRA since January 1, 2012.

(l) Escheat Property. Transferor has no liability under any Applicable Law pertaining to abandoned property, escheatment or other similar laws with respect to return of fees, outstanding payables, unclaimed checks or other similar matters.

(m) No Undisclosed Liabilities.

(i) Transferor has no Liability whether due or to become due, including any unasserted claim or any off-balance sheet financial obligation, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition, except (A) those specifically reflected or reserved against on the Most Recent Financial Statements (but only to the extent so reflected or reserved against); (B) liabilities incurred in the ordinary course of business since the date of the Most Recent Financial Statements consistent with past practices and (C) liabilities that are created under this Agreement or are set forth on the Schedules pursuant to the terms of the applicable representations and warranties requiring disclosures on such Schedules.

(ii) Except as set forth on Schedule 3.1(m)(ii), Transferor has no outstanding Indebtedness.

(n) Operations Since the Most Recent Balance Sheet Date.

(i) Since the Most Recent Balance Sheet Date, Transferor has conducted its business, in all material respects, in the ordinary course and in conformity with past practice.

(ii) Since the Most Recent Balance Sheet Date, Transferor has not:

(A) entered into or assumed a Contract, or entered into or permitted any amendment, supplement, waiver or other modification of a Contract, except (other than for a Clearing Contract) in the ordinary course of business;

(B) taken any action terminating or waiving any of its rights in a Contract or assets (except in the ordinary course of business);

(C) merged or consolidated with, purchased substantially all the assets of, or otherwise acquired, a Person;

(D) made or suffered any material change in its securities clearing, payment or settlement activities;

(E) incurred Indebtedness outside the ordinary course of business;

(F) loaned or advanced funds outside the ordinary course of business;

(G) settled, compromised or cancelled any debt owing to it (except in the ordinary course of business);

(H) permitted employees to conduct broker-dealer activities except as part of their employment with Transferor;

(I) sold, transferred or otherwise disposed of a material asset outside the ordinary course of business;

(J) entered into a new line of business unrelated to the Services;

(K) created, or assumed any Lien on any material asset outside the ordinary course of business;

(L) suffered any destruction or casualty loss including with respect to any material assets or property (whether or not covered by insurance);

(M) delayed or postponed the payment of accounts payable and/or other liabilities, except in the ordinary course of business, or accelerated or caused the acceleration of the collection or receipt of any accounts receivable, except in the ordinary course of business;

(N) changed accounting principles, policies, practices or related methodologies, except as required by GAAP or changed any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Applicable Law;

(O) settled or compromised any material claim, action or proceeding involving any liability for money damages outside the ordinary course of business;

(P) granted any Person a power of attorney or similar authority, other than in the ordinary course of business or pursuant to customary broker loan and stock loan facilities;

(Q) terminated any property and casualty, errors and omissions, liability or any other insurance policies covering the Services or permitted any such policies to expire or terminate

(R) established or created any employee benefit plan or arrangement (other than the employee retention plans established in connection with the strategic transactions undertaken by the Transferor), amended or modified any Compensation and Employee Benefit Plan in any material respect except as required by law, or materially changed the base salary or other compensation, in each case with respect to any employee of Transferor;

(S) hired or terminated any employee, or engaged or terminated the services of any consultant, except in the ordinary course of business and consistent with Transferor’s usual and customary past practice; or

(T) agreed or committed to take any of the actions in this Section 3.1(n)(ii).

(o) Taxes.

(i) Transferor, with respect to the Services and the Acquired Assets, has filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance in all material respects with Applicable Law, and each such Tax Return is true, accurate and complete in all material respects. Transferor, with respect to the Services and the Acquired Assets, has timely paid all Taxes due and payable, whether or not shown on Tax Returns, and Transferor is not and will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the Closing Date.

(ii) With respect to the Services and the Acquired Assets, Transferor has timely withheld and timely paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any member, employee, creditor, independent contractor or other Person.

(iii) With respect to the Services and the Acquired Assets, Transferor has timely collected all sales, use and value added Taxes required or permitted to be collected by it, and each of the foregoing has timely remitted all such Taxes to the appropriate Governmental Authority.

(iv) None of the Acquired Assets of Transferor (A) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code; (B) is treated as tax exempt bond financed property under Section 168(g)(5) of the Code or (C) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

(v) Transferor is not a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Acquired Assets.

(vi) No Tax Return of Transferor, with respect to the Services or the Acquired Assets, is under audit or examination by any Governmental Authority, and no notice of such an audit or examination has been received by Transferor. Each deficiency resulting from any audit or examination relating to any such Taxes by any Governmental Authority has been paid. Transferor has not given, nor is there a pending request to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to any such Taxes. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Transferor.

(vii) There are no Liens with respect to Taxes (other than Permitted Liens) on any of the Acquired Assets.

(viii) No claim has been made by any Governmental Authority in a jurisdiction where Transferor, with respect to the Services or the Acquired Assets, does not currently file Tax Returns that Transferor is or may be subject to Tax by such jurisdiction, nor has any Governmental Authority threatened in writing to make such an assertion.

(ix) There are no outstanding closing agreements with, requests for changes in methods of accounting with, rulings of, or requests for rulings by, any Governmental Authority, with respect to the Services or the Acquired Assets, that are, or if issued or granted would be, binding on Newco or Transferee for any full or partial taxable period beginning on or after the Closing Date.

(p) Labor Matters. None of the employees of Transferor or any other Transferor Party is or has been a member of, represented by or otherwise subject to any labor union, works council or similar organization. No labor union, labor organization or group of employees has made any demand of any Transferor Party for recognition or certification. No Transferor Party is or has been a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or labor organization, nor has any of them agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any of the employees of Transferor or any other Transferor Party. No Transferor Party is or has been a party to, affected by or threatened with any labor strike, work stoppage, slowdown, walkout or lockout or any dispute of controversy with any union or with respect to unionization or collective bargaining. No Transferor Party is or has been engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against any Transferor Party before the National Labor Relations Board.

(q) Conduct of the Business. Since December 31, 2011, Transferor has carried on its business in the usual, regular and ordinary course and, except as disclosed in the SEC filings of Parent made prior to the date hereof, since January 1, 2012, no change, event or condition exists or has occurred that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.

(r) Competitive Restrictions. Except as set forth in the Transferor Disclosure Schedule, neither Transferor, nor any of its directors, officers, or employees, to the Transferor’s knowledge, is restricted under an agreement or understanding from competing with any Person in any respect related to, or from carrying out, any business competitive with the Services, or from soliciting any Person to be a client or employee of Transferor.

(s) Corrupt Practices.

(i) None of the Transferor’s directors, officers or employees has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property in connection with their service for the Transferor.

(ii) Transferor has not made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by Applicable Law. Transferor has not offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority or any fiduciary of a Client.

(t) No Brokers or Finders. Transferor has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the transactions contemplated hereby or thereby except that Transferor or its Parent may owe fees to Moelis & Co. and Financial Technology Partners, their financial advisors.

(u) Power of Attorney. Transferor has not granted any Person a power of attorney or similar authorization outside the ordinary course of business that is presently in effect or outstanding, other than in connection with security interests granted pursuant to the Indentures of Parent and powers of attorney granted in the ordinary course of business under customary broker loan and stock loan facilities and custody facilities.

(v) Indemnification. Other than pursuant to the provisions of their Organizational Documents and Clearing Contracts, Transferor is not a party to any indemnification agreement with any of its present stockholders, officers, directors, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of Transferor (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification by Transferor if such provisions were deemed in effect.

(w) AML Standards. Transferor has provided Newco with copies of policies and procedures for verification of the identity of new Clients and new customers of Transferor and compliance with the PATRIOT Act and other Applicable Law. Such policies and procedures have been duly implemented by Transferor and are operating effectively in all material respects.

(x) Investment Advisory Activities. Neither the conduct of the Services, nor the ownership, management or use of the Acquired Assets requires Transferor or any of its officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any State.

(y) Sufficiency of Assets. The Acquired Assets and the rights of Transferee under the Transition Services Agreement constitute all the assets and rights, tangible and intangible, of any nature whatsoever, that are currently used in, held for future use in or necessary for the conduct of the Business by Transferee in the manner currently conducted by Transferor. The Permitted Liens, individually and in the aggregate, do not materially impair the value of the Acquired Assets to which they relate or materially impair or interfere with the use of such Acquired Assets in the conduct of the Business as currently conducted by Transferor.

(z) Disclosure. No representation or warranty by Transferor in this Agreement, nor any certificate furnished or to be furnished by or on behalf of Transferor, or any Person acting on behalf of such a Person, to Newco or its representatives in connection with or under this Agreement, when taken as a whole together with information provided or made available to Newco, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the certificate, as the case may be, not misleading. Transferor has disclosed to Newco all material facts and circumstances concerning the Acquired Assets, the Assumed Liabilities and the Services that are known to Transferor that would be material to Newco in the context of the transactions contemplated hereby.

(aa) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 3.1, Transferor makes no other representation or warranty, express or implied, at law or in equity.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF NEWCO AND ACS

Section 4.1. Representations and Warranties of Newco. Newco represents and warrants to Transferor as of the date of this Agreement and as of the Closing Date as follows:

(a) Existence and Good Standing. Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization and Validity. Newco has all necessary limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform fully its obligations hereunder and thereunder. The execution and delivery by Newco of each Transaction Document to which Newco is party and the performance by Newco of its respective obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action and no other limited liability company proceedings on the part of Newco is required in connection with the execution, delivery and performance of the Transaction Documents to which Newco is party and the transactions contemplated thereby. The Transaction Documents to which Newco is a party have been (or when executed and delivered, will be) duly executed and delivered by Newco and, assuming due execution by the other parties hereto and thereto, and are (or when executed and delivered, will be) legal, valid and binding obligations of Newco, enforceable against Newco in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 4.1, Newco makes no other representation or warranty, express or implied, at law or in equity.

Section 4.2. Representations and Warranties of ACS. ACS represents and warrants to Transferor as of the date of this Agreement and as of the Closing Date as follows:

(a) Existence and Good Standing. ACS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization and Validity. ACS has all necessary limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the transactions contemplated hereby and thereby and perform fully its obligations hereunder and thereunder. The execution and delivery by ACS of each Transaction Document to which ACS is party and the performance by ACS of its respective obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action and no other limited liability company proceedings on the part of ACS is required in connection with the execution, delivery and performance of the Transaction Documents to which ACS is party and the transactions contemplated thereby. The Transaction Documents to which ACS is a party have been (or when executed and delivered, will be) duly executed and delivered by ACS and, assuming due execution by the other parties hereto and thereto, and are (or when executed and delivered, will be) legal, valid and binding obligations of ACS, enforceable against ACS in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 4.2, ACS makes no other representation or warranty, express or implied, at law or in equity.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.1. Newco’s Covenants Regarding Transferee. Newco covenants, from and after its acquisition of Transferee, to cause Transferee to take the following actions:

(a) Further Actions.

(i) Transferee shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under the Transaction Documents and to consummate and make effective the transactions contemplated hereunder and thereunder.

(ii) Transferee will coordinate and cooperate with Transferor in exchanging the information and supplying the reasonable assistance requested by them in connection with the filings and other actions contemplated by Section 5.5(b).

(iii) Transferee will make reasonable commercial efforts to assist Transferor in the transfer of Client Accounts contemplated hereby in an efficient and professional manner.

(b) Further Assurances. Following the Closing Date, Transferee shall from time to time execute and deliver such additional documents and take such other actions as the Transferor reasonably requests to confirm the rights and obligations under the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

Section 5.2. Newco’s Covenants.

(a) Further Actions.

(i) Newco shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under the Transaction Documents and to consummate and make effective the transactions contemplated hereunder and thereunder.

(ii) Newco will not knowingly take any action that would cause any of its representations and warranties in Article IV to become untrue.

(iii) Newco will coordinate and cooperate with Transferor and ACS in exchanging the information and supplying the reasonable assistance requested by them in connection with the filings and other actions contemplated by Section 5.5(b).

(iv) Newco will make reasonable commercial efforts to assist Transferor in the transfer of Client Accounts contemplated hereby in an efficient and professional manner.

(b) Further Assurances. Following the Closing Date, Newco shall from time to time execute and deliver such additional documents and take such other actions as the Transferor reasonably requests to confirm the rights and obligations under the Transaction Documents and render the transactions contemplated hereunder and thereunder effective

Section 5.3. Newco Actions Relating to Transferee. Notwithstanding anything to the contrary in this Agreement, Transferor acknowledges, understands and agrees that Transferee is, as of the date hereof, a wholly owned indirect subsidiary of Broadridge and, accordingly, none of Newco’s covenants to cause Transferee to take or refrain from taking any action hereunder (and none of Transferee’s obligations hereunder, if any) shall be binding on Newco unless and until such time as Newco has acquired Transferee pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof, by and among, Broadridge, Broadridge Securities Processing Solutions, Inc. and Apex Clearing Holdings LLC. Any covenant or agreement of Transferee hereunder shall be deemed a covenant and agreement of Newco, after Transferee is acquired by Newco, to cause Transferee to perform or comply with such covenant or agreement.

Section 5.4. Mutual Covenants.

(a) Effect of Investigations. No investigation by any of the parties before or after the date of this Agreement, or the provision of any documents, whether pursuant to this Agreement or otherwise will affect the representations and warranties of the parties in this Agreement or in any certificate delivered in connection with the Closing.

(b) Press Releases, Etc. Transferor will consult with Newco as to the form, substance and timing of any press release or other public disclosure of matters related the Transaction Documents, or any of the transactions contemplated hereby or thereby and no such press release or other public disclosure will be made without the consent of Newco; provided, however, that Transferor may make such disclosures as are required by Applicable Law after being advised by its counsel that such disclosure is required by Applicable Law and only after Transferor has given Newco a reasonable opportunity to review and provide comments on the proposed disclosure and after Transferor has incorporated all reasonable comments of Newco.

(c) Customer Notice. The parties will either comply with Customer Notice requirements or obtain approval for a waiver of such requirements.

Section 5.5. Transferor’s Covenants.

(a) Conduct of Business. Except as expressly permitted by this Agreement or as otherwise consented to by Newco in writing, from the date of this Agreement to the earlier of the termination of this Agreement and the Closing, Transferor will:

(i) provide the Services in the ordinary course of business consistent with past practice;

(ii) use all commercially reasonable efforts to preserve intact its present business organization and relationships, keep available the present services of its employees and preserve its rights, franchises, goodwill and relations with its Clients, suppliers and others with whom it conducts business; and

(iii) will not take any of the actions referred to in clauses (A) through (T) of Section 3.1(n)(ii).

(b) Further Actions.

(i) Transferor will, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under the Transaction Documents and reasonably requested by Newco to consummate and make effective the transactions contemplated hereunder and thereunder.

(ii) Transferor will, as promptly as practicable:

(A) use all commercially reasonable efforts to make, or cause to be made, the filings and submissions that it is required to make under Applicable Law to consummate the transactions contemplated by the Transaction Documents;

(B) use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and Consents (other than those Consents covered in paragraph (C) below), if any, needed to consummate the transactions contemplated by the Transaction Documents; and

(C) use all commercially reasonable efforts to obtain, or cause to be obtained, the other Consents needed by Transferor to assign or transfer the Acquired Assets, including the Clearing Contracts, in accordance with Section 5.5(c).

(iii) Transferor will not knowingly take any action that would cause any of the representations or warranties in Article III to become untrue or result in any of the conditions to the Closing set forth in Section 6.1 or Section 6.2 not being satisfied.

(iv) Transferor will coordinate and cooperate with Newco in exchanging the information and supplying the reasonable assistance requested by Newco in connection with the filings and other actions contemplated by Section 5.1(a).

(c) Client Consents.

(i) Transferor shall take all steps reasonably necessary to obtain the Client Consents or any other third party Consents necessary or appropriate (as determined by Newco in its sole discretion) to consummate the transactions contemplated by this Agreement.

(ii) Transferor shall keep Newco informed of the status of obtaining the Client Consents or any other third party Consents required by this Section 5.5(c), including, without limitation:

(A) giving Newco copies of substantive correspondence between Transferor and Clients, or Clients’ representatives or counsel, relating to the Consent solicitation provided for in this Section 5.5(c) within three (3) Business Days of receiving it;

(B) informing Newco of any indication by a Client (whether orally or in writing) within three (3) Business Days of such indication, that the Client or investor will: (1) refuse to Consent to the assignment of its Clearing Contract; (2) terminate its Clearing Contract; (3) withdraw more than 10% of its assets under Transferor’s custody or control; and

(C) delivering to Newco, promptly on Newco’s request from time to time, copies of the executed Client Consents or any other third party Consents and making the originals available for inspection.

(d) For the avoidance of doubt, Transferor’s obligations under Section 5.5(b) and Section 5.5(c) shall survive the Closing and continue thereafter until all Consents and Governmental Approvals that are not obtained prior to the Closing are obtained or Newco determines that such Consents will not be obtained.

(e) Expenses Incident to this Agreement. Transferor shall, upon the earlier of (i) the Closing or (ii) five Business Days after the termination of this Agreement, reimburse PEAK6 for all costs and expenses incurred by PEAK6 and its Affiliates relating to the due diligence of the Acquired Assets and the Services and the negotiation, execution and delivery of the Transaction Documents, including all fees and expenses of legal counsel, accountants and consultants engaged in connection with the transactions contemplated by the Transaction Documents. In addition, Transferor shall bear the cost of procuring all Governmental Approvals and other Consents, including Client Consents required in connection with the consummation of the transactions contemplated by the Transaction Agreements.

(f) Access and Information. From the date of this Agreement to the Closing, (i) Transferor shall give to Newco and its Affiliates and their respective accountants, counsel and other representatives reasonable access during normal business hours to Transferor’s offices, properties, books, Contracts, commitments, reports, records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to Transferor and the Services as Newco from time to time reasonably requests and shall otherwise cooperate and assist, to the extent reasonably requested by Newco, with Newco’s investigation of the Acquired Assets (including making available to representatives of Newco and its Affiliates, the employees of Transferor and its Affiliates); and (ii) Transferee shall give to Transferor and its Affiliates and their respective accountants, counsel and other representatives reasonable access during normal business hours to Transferee’s offices, properties, books, Contracts, commitments, reports, records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to Transferee and the Services as Transferor from time to time reasonably requests.

(g) Further Assurances. Following the Closing Date, Transferor shall from time to time execute and deliver such additional documents and take such other actions as Newco or Transferee reasonably request to confirm the rights and obligations in the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

(h) Employee Matters.

(i) From and after the execution of this Agreement, Transferee may (and Newco may, on Transferee’s behalf), in its sole discretion, offer to hire and hire employees of Transferor (the “Employee Offerees”). Transferor shall cooperate with Transferee (or Newco) in its efforts to employ any of the Employee Offerees. Nothing contained herein shall, but subject in all cases to the Transition Services Agreement, in any way prohibit or limit the right of

Transferor to terminate the employment of any employee or consultant at any time after the Closing; provided, that, for 120 days after the Closing Date, Transferor shall not terminate the employment or engagement of any employee or consultant without providing reasonable prior written notice thereof to Transferee so as to permit Transferee, if it chooses in its sole discretion, to offer to hire such employee or consultant in accordance with its normal hiring process, policies and procedures. Nothing in this Agreement shall be construed to require Newco, Transferee or any of its Affiliates to hire any employee of Transferor of its Affiliates.

(ii) Nothing in this Section 5.5(h) is intended, or shall be construed, as an employment agreement with respect to any employee of Transferor (including the Employee Offerees) or to grant any such employee (A) any right of continued employment with other than on an “at will” basis or (B) employment upon any particular terms with Newco or Transferee other than as specifically provided for in an applicable offer letter or other form of employment letter agreement. Transferor shall be responsible for all severance, COBRA and other obligations with respect to its employees, including without limitation its employees terminated prior to or in connection with the Closing or the transactions contemplated by this Agreement.

(iii) Neither Newco nor Transferee shall assume any of Transferor’s Compensation and Benefit Plans pursuant to this Agreement, the Transition Services Agreement or otherwise in connection with the transactions contemplated by this Agreement. Transferor shall remain liable and responsible for any and all Liabilities arising under its Compensation and Benefit Plans, contingent or otherwise, whether such Liabilities arise before, on or after the Closing Date (it being agreed that all such liabilities and obligations are Excluded Liabilities). Any personnel records of any Employee Offerees that accept employment with Transferee shall be delivered by Transferor to Transferee upon such Employee Offerees’ acceptance of employment with Transferee, unless prohibited by Applicable Law.

Section 5.6. Taxes.

(a) Transfer Taxes. All transfer, sales, use, registration, asset transfer, documentary stamp or similar Taxes and recording charges and fees, if any, attributable to the transactions effected pursuant to this Agreement shall be borne by Transferor.

(b) Mitigation. Transferee (at the direction of Newco) and Transferor shall, upon reasonable request by the other party, use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by the Transaction Documents) with respect to the Acquired Assets and the Services. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.6(b).

(c) Allocation of Taxes. For the purposes of determining the Taxes included in clause (ii) of the definition of Excluded Tax Liabilities in the case of any taxable period that includes but does not end on the Closing Date:

(i) Except as provided in clause (ii) of this Section 5.6(c), any such taxable period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date; and

(ii) Personal property Taxes, if any, imposed in respect of the fiscal year in which the Closing occurs shall be prorated between the period ending on and including the Closing Date and the period beginning after the Closing Date; provided, that if the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes shall be based upon a reasonable estimate agreed upon by Transferee and Transferor; provided, further, that Transferee and Transferor shall recalculate and re-prorate said Taxes and make the necessary cash adjustments promptly upon the issuance of, and on the basis of, the actual Tax bills received for such fiscal year.

(d) Intended Tax Treatment. Each of Transferee, Transferor and Newco agrees that (i) the transfer of the Acquired Assets and Assumed Liabilities shall be treated, for U.S. federal income tax purposes, as a contribution of the Acquired Assets (subject to the Assumed Liabilities) to Newco, followed by a contribution of the Acquired Assets (subject to the Assumed Liabilities) to Transferee and (ii) it will not file any Tax Return, or otherwise take any position for U.S. federal income Tax purposes, that is inconsistent with such treatment.

Section 5.7. Vendor Agreements; Storage Area Networks.

(a) For period of six (6) months following the Closing Date, if Transferee designates, in one or more notices in writing to the Transferor, any Vendor Agreement to be transferred to the Transferee, Transferor shall transfer such Vendor Agreement to the Transferee as part of the Acquired Assets and will provide reasonable cooperation to facilitate the assignment of any contracts with providers of services or products related to or used in connection with the Acquired Assets.

(b) No later than 14 days after the Closing, Transferor shall deliver possession of the disaster recovery Storage Area Network to Transferee. In addition, Transferor shall deliver possession of the non-disaster recovery Storage Area Network to Transferee at a date to be mutually agreed to by the parties after the Closing. No later than 28 days after the Closing, Transferor shall execute and deliver a bill of sale in a form reasonably acceptable to Transferee conveying all right, title and interest to all Storage Area Networks to Transferee, free and clear of all Liens.

Section 5.8. Non-Competition.

(a) Non-Competition. Transferor acknowledges that from and after the Closing Date, the Transferee and its Affiliates will continue to engage in the Designated Industry (as defined below), and that competing with the actual activities and/or products in the Designated Industry anywhere in the Designated Area (as defined below) would cause irreparable damage to the Transferee and its Affiliates. To induce the Transferee to consummate the transactions contemplated by the this Agreement, the Transferor hereby agrees that (other than through its ownership interest in Newco), for a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, the Transferor will not and will not permit Parent or any of their respective Affiliates, without the prior written consent of the Transferee, directly or indirectly: (a) engage in activities (other than through the passive ownership of less than 5% of the publicly traded common equity interests of any other Person), license intellectual property to, or engage in activities for or on behalf of any Person or business that, directly or indirectly compete with the actual activities and/or services of the Transferee in the Designated Industry anywhere in the Designated Area as an agent, employee, consultant, representative, stockholder, member, manager, partner or in any other capacity, (b) own or invest in (other than through the passive ownership of less than 5% of the publicly traded common equity interests of any other Person), operate, manage, control, engage in, facilitate, or provide intellectual property or know-how to, any business or Person that competes, directly or indirectly, with the actual activities and/or services of the Transferee in the Designated Industry anywhere in the Designated Area or (c) employ or engage, or recruit or solicit for employment or engagement, any Person who is (or was as of or after the date hereof) employed or engaged by the Transferor or any of its Subsidiaries and to whom Transferee has provided employment; provided, however, that the parties acknowledge and agree that: (i) the performance of transition services by Transferor and its Affiliates for the benefit of Newco and its Affiliates; (ii) the conduct of the business of Penson Financial Services Canada, Inc., operating solely from offices located in Canada and without rights to own or use memberships on any United States stock exchange, and in a manner not competitive with the business of Transferee; and (iii) the performance of technology services of the nature currently provided by Nexa or its Affiliates (including software execution services that do not involve the provision of any clearing or settlement services) (provided, however, that this clause (iii) shall not permit Nexa or its Affiliates to provide execution or execution related services to existing Clients in competition with the Transferee), shall not constitute a violation of the provisions of this Section 5.8. As used herein, (A) the term “Designated Industry” means (i) securities clearing or execution services and related activities or operations, and/or (ii) securities transaction settlement services, and (B) the term “Designated Area” means anywhere in the world.

(b) Acknowledgements. Transferor acknowledges that the activity, duration and geographical areas set forth in this paragraph (b) are reasonable in scope; provided, however, if at any time the provisions of this paragraph (b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this paragraph (b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Transferor agrees that this paragraph (b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(c) Remedies. Transferor acknowledges and agrees that, in the event of any breach or threatened breach by Transferor or its Affiliates of its obligations under paragraph (a) above, Newco, Transferee and its Affiliates will have no adequate remedy at law, and accordingly, will be entitled, without the requirement of posting any bond, to injunctive or other appropriate equitable remedies against such breach or threatened breach. For purposes of this paragraph (c), “threatened breach” shall mean any indication, verbal or otherwise, of Transferor’s or its Affiliates’ intention to breach, or of Transferor’s impending breach of, any of the provisions of this Section 5.8.

(d) Severability. It is the desire and intent of the parties that the provisions of this Section 5.8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 5.8 shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Section 5.8 or affecting the validity or enforceability of this Section 5.8 or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Section 5.8 or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.9. Confidentiality.

(a) The Confidentiality Agreement, dated May 15, 2012, between PEAK6 and Parent shall survive the execution and delivery of this Agreement in accordance with its terms with respect to the Excluded Assets and the Excluded Liabilities, and it shall, with respect to all other matters, survive until the Closing whereupon it shall terminate with respect to all such other matters.

(b) Transferor agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, directors and consultants (together, “Transferor Representatives”) to, from and after the Closing treat and hold as confidential all proprietary or other non-public information in its possession concerning the Acquired Assets and the Services (including any information regarding this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby), and not disclose or provide access to such confidential information to any Person; provided, that Transferor may disclose such information, to the extent (i) Transferor deems reasonably necessary to any Transferor Representative who shall be advised by Transferor of the confidential nature thereof, (ii) required to discharge any Excluded Liability, (iii) required to comply with any Applicable Law, in which case Transferor shall, to the extent practicable, allow Transferee reasonable time to comment on the text of such disclosure in advance of its disclosure, or (iv) required to defend itself against any claim or to enforce any of its rights under this Agreement. Transferor agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.9 are inadequate and that, in addition thereto, Newco and Transferee shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without necessity of demonstrating the inadequacy of money damages.

(c) To the extent that Transferor or any Transferor Representative has entered into confidentiality agreements with third parties regarding a potential transaction related to the Business or any material portion of the Acquired Assets, at Closing, such party shall, and shall cause such Affiliates, to (i) subject to clause (ii) of this sentence, assign all rights relating to the Business and the Acquired Assets in such confidentiality agreements to Transferee and (ii) to the extent such assignment is not permitted, otherwise hold, maintain and, upon request of Transferee, enforce such confidentiality agreements for the benefit of Transferee.

Section 5.10. Post-Closing Cooperation; Refunds and Remittances.

(a) Except as prohibited or limited by Applicable Law, Transferor shall provide Transferee (a) at the Closing, all records, files and documents (including credit information and financial information), in physical or electronic form or otherwise as reasonably requested by Transferee, to the extent primarily relating to the Acquired Assets (or potential transactions relating thereto) and (b) after the Closing Date, upon reasonable prior notice, reasonable access during normal business hours to personnel and corporate books, records and financial information relating to the Acquired Assets with respect to periods prior to the Closing Date. Transferor shall preserve all books and records that are not transferred to Transferee relating to the Business, the Acquired Assets and the Assumed Liabilities and the Client Assets and other assets transferred pursuant hereto until such time as Transferee provides notice to Transferor that it no longer requires access to such records.

(b) After the Closing, if Transferor or its Affiliates receives any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to Transferee or Newco in accordance with the terms of this Agreement, Transferor shall promptly remit or shall cause to be remitted, such amount to Newco or Transferee, as applicable. After the Closing, if Transferee or Newco receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Transferor in accordance with the terms of this Agreement, Transferee or Newco, as applicable, shall promptly remit or shall cause to be remitted, such amount to Transferor.

Section 5.11. Certain Post-Closing Restrictions. Until the 120th day after the Closing, Parent and Transferor shall not sell, convey or pledge or otherwise transfer, whether by sale of assets, merger, consolidation, share exchange or otherwise, any business owned by Parent or its Subsidiaries (including Transferor), except for any sales, conveyance, pledge or transfer of the FCM and Futures Clearing Services business, and Penson Financial Services Canada, Inc., Penson Ventures, Inc., Market Essentials Group, Inc. and Turnpike Trading Systems, Inc., or their respective assets.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE CLOSING

Section 6.1. Conditions to Each Party’s Obligations. The obligations of Transferor, on the one hand, and Newco, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) No Injunction, etc. No court or other Governmental Authority has issued an order, injunction, decree or judgment, and there is no action or proceeding pending or threatened before a court or other Governmental Authority (including an action or proceeding of a private party) restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Transaction Documents or seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Documents. No court or other Governmental Authority has promulgated, entered or issued, or determined to be applicable to this Agreement, any Applicable Law making the consummation of the transactions contemplated by the Transaction Documents illegal, and no proceeding with respect to the application of any such Applicable Law is pending.

(b) Subordinated Loans. ACS shall have provided irrevocable notice stating that ACS and the Lending Affiliate are ready, willing and able to fund the $35 million of proceeds of the Subordinated Loans and the $5 million capital contribution to Newco and that upon receiving confirmation from Newco that the Transferee has received the Acquired Assets, ACS and the Lending Affiliate will fund such proceeds and contribution.

(c) Broadridge Release. The Broadridge Release shall remain in full force and effect.

Section 6.2. Conditions to Newco’s Obligations. The obligations of Newco and Transferee to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing Date, of the following conditions (and these conditions may be waived by Newco):

(a) Representations Concerning Transferor. The representations and warranties in Section 3.1 (disregarding any qualifiers as to materiality, “Material Adverse Effect” or a derivative thereof): (i) were true and correct in all material respects as of the date of this Agreement (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date), and (ii) shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date).

(b) Performance. Transferor has duly performed and complied in all material respects with the covenants, obligations and conditions that it must comply with under this Agreement by or before Closing.

(c) Certificates. Transferor shall have delivered to Newco a certificate, dated as of the Closing Date, certifying the matters in Sections 6.2(a) and (b).

(d) Governmental Approvals. Any Governmental Approvals required to be made or obtained in connection with executing and delivering this Agreement or consummating the transactions contemplated by the Transaction Documents including all Governmental

Approvals that the Newco determines in its sole discretion are required to be obtained from the Governmental Authorities set forth on Schedule 6.2(d), have been made or obtained, on terms acceptable to Newco in its sole discretion.

(e) Lien Releases. Transferor shall have obtained and delivered to Newco all Lien releases that are necessary or appropriate (as determined by Newco in its sole discretion) to consummate the transactions contemplated by the Transaction Documents.

(f) No Material Adverse Effect. Since the date of this Agreement, neither Transferor nor Parent shall have suffered a Material Adverse Effect and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Transferor or Parent.

(g) Organizational Documents. Transferor shall have delivered to Newco a certificate executed by an authorized officer of Transferor attaching (i) copies of the certificate of incorporation of Transferor as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State of the State of North Carolina; (ii) a certificate from the Secretary of State of the State of North Carolina dated within five (5) days of the Closing Date to the effect that Transferor is in good standing in such jurisdiction and listing all Organizational Documents of Transferor on file; and (iii) copies of the resolutions of the board of directors and stockholders of Transferor approving the transactions contemplated by this Agreement.

(h) Books and Records. Except for books and records that are Excluded Assets, Transferor shall have provided access to Transferee to all books and records relating to the Acquired Assets or a copy of any books and records required by Applicable Law to be retained by Transferor.

(i) Tax Certificate. Transferor shall have delivered to each of Newco and Transferee and Newco has delivered to Transferee on the Closing Date a certificate in form and substance reasonably satisfactory to Transferee certifying that the transactions contemplated by the Transaction Documents are exempt from withholding under section 1445(a) of the Code.

(j) Instrument of Assignment and Assumption. Transferor shall have delivered to Transferee a duly executed counterpart of the Instrument of Assignment and Assumption.

(k) Clearing Agencies Approvals. Transferor and Transferee shall have provided all required guarantees, legal opinions, and member agreements to, and received all approvals from all necessary clearing agencies including those clearing agencies set forth on Schedule 6.2(d).

(l) Settlement Bank. Transferee shall have established a new settlement bank line to replace Transferor’s existing settlement bank line at the Bank of New York Mellon Corporation.

(m) Overnight Funding. Transferee shall have available to it no less than $250 million of secured overnight lending facilities and $300 million of stock loan facility.

(n) Unsecured Line. Transferor and ACS shall have provided an aggregate of $22.0 million (with ACS’ portion being $10,000,000) of unsecured funding to Transferee pursuant to the Credit Agreements.

(o) D&O Insurance. Transferee shall have obtained a fidelity bond and director’s and officer’s liability insurance, in each case in amounts acceptable to Newco in its sole discretion.

(p) Stock Loan Consents. All Consents to the novation of the stock loan agreements or arrangements that Newco in its sole discretion determines are necessary to consummate the transactions contemplated hereby in form and substance acceptable to Newco, in its sole discretion shall have been obtained.

(q) Transaction Documents. Each of the Transaction Documents shall be in form and substance satisfactory to Newco in its sole discretion and shall have been executed by each counterparty thereto other than Newco and Transferee and remain in full force and effect.

Section 6.3. Conditions to Transferor’s Obligations. Transferor’s obligations to consummate the transactions contemplated by the Transaction Documents are also subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a) Instrument of Assignment and Assumption. Transferee shall have delivered to Transferor the Instrument of Assignment and Assumption.

(b) LLC Agreement. Concurrently with the Closing, the LLC Agreement shall have been fully executed and delivered by the parties thereto and Transferor’s LLC interest thereunder shall have been duly issued.

(c) Clearing Agencies Approvals. Transferor and Transferee shall have provided all required guarantees, legal opinions and member agreements to, and received all approvals from, all necessary clearing agencies; provided, however, that nothing in this Section 6.3(c) shall require Newco or Transferee or any of its affiliates to provide any such guarantees, legal opinions or member agreements.

(d) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by each counterparty thereto other than the Transferor or its Affiliates.

ARTICLE VII.

TERMINATION

Section 7.1. Termination. This Agreement may be terminated before the Closing Date:

(a) by the written agreement of Newco and Transferor;

(b) by Newco by written notice to Transferor, at any date or time after 5:00 p.m., New York City time, on June 5, 2012 (the “Outside Date”) if the Closing has not occurred by then; and

(c) by Newco if Transferor has materially breached any of its representations, warranties, covenants, agreements or obligations in this Agreement and (if not a willful breach) has not cured such breach within two (2) Business Days of receiving notice of the breach, provided that Newco has performed and complied, in all material respects, with its representations, warranties, covenants, agreements and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of Transferor’s representations and warranties and the fulfillment of its obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein).

Section 7.2. Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, it shall become void and have no effect, without any obligation or liability to any Person in respect of the Agreement or of the transactions contemplated by the Transaction Documents on the part of any party, or a party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners or Affiliates, except that the provisions of this Section 7.2, Section 5.4(b), Section 5.5(e) and Article IX shall remain in full force and effect and shall survive any termination of this Agreement and except that each party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Indemnification by Transferor.

(a) Subject to Section 8.1(b), from and after the Closing, Transferor will indemnify and hold harmless Transferee, Newco, ACS, PEAK6 and each of their Affiliates (and their respective officers, directors, employees, shareholders, limited or general partners, members, successors, assigns, agents, advisers and representatives) (each, a “Transferee Indemnified Person”), from, against and in respect of any and all Losses, including for purposes of this Section 8.1 all claims for consequential damages, special damages, lost profits and diminution in value and similar claims, whether or not involving a Third Party Claim, incurred, sustained or suffered by any Transferee Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty when made or deemed made by Transferor in this Agreement or in any other Transaction Document;

(ii) any breach, violation or non-fulfillment of any covenant, obligation or agreement of Transferor, including under this Article VIII, in or pursuant to this Agreement or in any other Transaction Document;

(iii) any trade fails, dividends received and other settlement claims and similar claims in respect of securities positions in place or events occurring at or prior to Closing;

(iv) any fraud of Transferor;

(v) any Excluded Assets or Excluded Liabilities;

(vi) any allegation or finding that Transferee or any of its Affiliates (x) is an employer (jointly or otherwise) of any employee of the Transferor or any of its Affiliates or a successor employer of Transferor or any of its Affiliates, including any claim for severance or other compensation of any kind, or (y) has any Liability with respect to Transferor’s Compensation and Benefit Plans;

(vii) any violation of Applicable Law by the Transferor or its Affiliates, or any of their respective officers, directors, contractors, managers, employees or agents at any time on or prior to the Closing, and any failure of any of the foregoing at any time on or prior to the Closing to have any required Licenses or Governmental Approvals;

(viii) any failure to transfer all of the Acquired Assets, including all Clearing Contracts, Client Accounts and related assets for any reason, including the failure to obtain a Consent for the transfer of any Acquired Asset;

(ix) any claim by any Client that the transfer or attempted transfer of the applicable Client Account breached any commitment or other agreement with the Client or any Applicable Law;

(x) any claim by any shareholder, creditor, bondholder or other holder of securities of Parent or Transferor related to or involving the transactions contemplated by the Transaction Documents;

(xi) any failure to obtain any third party Consent or Governmental Approval required to perform the obligations contained in, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document;

(xii) any claim based upon facts or circumstances existing or arising (or alleged to have existed or arisen) with respect to the Acquired Assets, the Business or the Services prior to the Closing;

(xiii) any operational disruptions or errors during the first four (4) Business Days after the Closing arising as a result of, or in connection with, the transactions contemplated by the Transaction Documents;

(xiv) any noncompliance with any Bulk Sales Laws; or

(xv) any broker or financial advisor fees of Moelis & Co. or Financial Technology Partners.

(b) The Transferor’s aggregate liability for payments of cash in respect of claims for indemnification pursuant to Section 8.1(a)(i) will, other than as provided in Section 8.1(c), not exceed $45,000,000 (the “Transferor Liability Cap”). For the avoidance of doubt, the Transferor Liability Cap (i) does not apply to the determination of, and shall in no way limit the amount of, the Finally Determined Company Amounts or Finally Determined ACS Amounts (each as defined in the LLC Agreement), (ii) does not apply to, and shall in no way limit, the application of Section 12.01 of the LLC Agreement to any Finally Determined Company Amounts or Finally Determined ACS Amounts and (iii) does not apply to indemnifiable amounts hereunder that are paid by setoff against amounts due under the Transition Services Agreement or the License Agreements. Claims for indemnification pursuant to any other provision of Section 8.1(a) are not subject to the limits set forth in Section 8.1(b).

(c) Notwithstanding the foregoing, the Transferor Liability Cap shall not apply to Losses resulting from, arising out of, or incurred by the Transferee Indemnified Persons in connection with (i) claims for indemnification pursuant to Section 8.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.1(a) (Organization and Authority), 3.1(d) (No Conflicts), 3.1(h) Solvency, 3.1(o) (Taxes) and (t) (No Brokers or Finders); or (ii) claims based upon fraud or intentional misrepresentation.

Section 8.2. Indemnification by Newco and Transferee.

(a) Subject to the limitations and other terms and conditions set forth in this Article VIII, from and after the Closing, Newco and Transferee, at Newco’s direction, will indemnify and hold harmless Transferor and its Affiliates (and their respective officers, directors, employees, shareholders, members, successors, assigns, agents, advisers and representatives) (each, a “Transferor Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, incurred, sustained or suffered by the Transferor Indemnified Persons or any of them as a result of, arising out of, directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty made by Newco or Transferee in this Agreement or in any other Transaction Document;

(ii) any breach, violation or non-fulfillment of any covenant or agreement of Newco or Transferee, including under this Section 8.2(a), in or pursuant to this Agreement or in any other Transaction Document;

(iii) any fraud of Newco or Transferee; or

(iv) any Assumed Liability, but only to the extent such Assumed Liability is not the subject of indemnification under Section 8.1(a) (for the avoidance of doubt, for purposes of this clause (iv), an Assumed Liability shall be deemed subject to the indemnity provisions of Section 8.1(a) notwithstanding that such Assumed Liability may not be indemnifiable thereunder as a result of the limitations set forth in Section 8.1(b) or Section 8.3); provided, that, no Transferor Indemnified Person should be indemnified under clauses (i) through (iv) if such Loss is based upon, or related to Transferor’s equity interest in Newco or Transferee or in their capacity as a lender thereto.

(b) Newco and Transferee will have no obligation to indemnify the Transferor Indemnified Persons pursuant to Section 8.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Transferor Indemnified Persons exceeds $250,000 (the “Deductible”) (at which point Transferee will indemnify the Transferor Indemnified Persons for all such Losses that exceed the Deductible), and Transferee’s aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not exceed $10,000,000 (the “Transferee Liability Cap”). Claims for indemnification pursuant to any other provision of Section 8.2(a) are not subject to the limits set forth in Section 8.2(b).

(c) Notwithstanding the foregoing, the Deductible and the Transferee Liability Cap shall not apply to Losses resulting from, arising out of, or incurred by the Transferor Indemnified Persons in connection with (i) claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 4.1(a) (Existence and Good Standing) and (b) (Authority and Validity); or (ii) claims based upon fraud or intentional misrepresentation.

Section 8.3. Survival. Each of the representations and warranties in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date; provided, however, that (a) the representations and warranties in Sections 3.1(a) (Organization and Authority), 3.1(d) (No Conflicts), 3.1(h) Solvency, 3.1(t) (No Brokers or Finders), Sections 4.1(a) (Existence and Good Standing) and 4.1(b) (Authorization and Validity), shall survive the Closing indefinitely and (b) the representations and warranties in Sections 3.1(o) (Taxes) or in any certificate delivered pursuant to this Agreement and related thereto shall survive the Closing until the end of the applicable statute of limitations. All covenants set forth in this Agreement shall survive the Closing indefinitely unless they expire earlier in accordance with the express terms of this Agreement. No claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by any Indemnified Party unless notice of such claim, lawsuit or other proceeding is given to the Indemnifying Party in accordance with Section 8.4 prior to the end of the applicable survival period set forth in this Section 8.3.

Section 8.4. Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter which may give rise to Losses for which indemnification may be sought pursuant to Section 8.1 or Section 8.2, as the case may be (a “Third Party Claim”) under this Section 8.4, then the Indemnified Party will promptly give written notice to the applicable indemnifying party (the “Indemnifying Party”); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4(a). In addition, the Indemnifying Party will have the right to assume the defense of such Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and, if requested by the Indemnified Party, the Indemnifying Party causes a letter of credit for the benefit of the Indemnified Party to be issued by a bank reasonably acceptable to the Indemnified Party in the aggregate maximum amount of such indemnification obligations (which amount shall be determined by the Indemnified Party acting reasonably); (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, suit or proceeding and (vi) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(d) Indemnified Party’s Control. If the Indemnifying Party does not deliver to the Indemnified Party the notice contemplated by Section 8.4(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 8.4(a) (or any of the conditions set forth in clauses (i) through (vi) of Section 8.4(b) is not satisfied), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend the Third Party Claim in a good faith and reasonable manner, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); provided, however, that if the Indemnified Party does not permit the Indemnifying Party to conduct the defense, then the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.4, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically upon demand for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in Section 8.1 or Section 8.2, as applicable.

(e) Consent to Jurisdiction Regarding Third Party Claim. Transferee and Transferor, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.3 are incorporated herein by reference, mutatis mutandis.

Section 8.5. Treatment of Materiality. For purposes of this Article VIII, in determining whether there has been any breach of any representation or warranty, or the amount of any Losses related to a breach of a representation or warranty, such representations and warranties shall be read without regard to any materiality or Material Adverse Effect or similar qualifier contained therein, and any breach thereof as so read shall be indemnifiable hereunder, subject to Section 8.1(b) and Section 8.2(b).

Section 8.6. Waiver of Rights to Subrogation. Transferor shall not be entitled to, and Transferor hereby irrevocably waives any right to, subrogation to any Transferee Indemnified Person with respect to any liability of Transferor that may arise under or pursuant to the Transaction Documents.

Section 8.7. Investigation. The right to indemnification and all other remedies based upon any representation, warranty, covenant or agreement contained in this Agreement shall not be limited, diminished or otherwise affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Closing and regardless of whether such knowledge came from Newco, Transferee, Transferor or their respective representatives or any other Person, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

Section 8.8. Calculation of Losses. An Indemnified Party shall not be entitled to recover any amount due hereunder more than once in respect of the same Loss. In calculating any amount due hereunder in respect of Losses, Losses shall be reduced by any amounts actually recovered by the Indemnified Party under third party insurance policies or third party indemnification obligations or other rights of recovery from a third party with respect to such Losses, net of any deductible or any other expense incurred by the Indemnified Party in obtaining such recovery (including, with respect to insurance recoveries, any increase in premiums) , other than any such recovery under any self insurance; provided, however, that no Indemnified Party shall be required to seek any such recovery.

Section 8.9. Non-Third Party Claims. In the event any Indemnified Party has a claim under Section 8.1 or Section 8.2 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes the liability to such Indemnified Party, such claim specified by such Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and shall be deemed to have been finally determined hereunder. For the avoidance of doubt, any legal fees and other expenses reasonably incurred by any Indemnified Party in connection with the assertion of any indemnification claim under this Article VIII shall be included in the Losses subject to indemnification in respect of such claim.

Section 8.10. Interest. Any amounts due that are not paid on or before the second Business Day after such amounts have been finally determined to be due hereunder shall bear interest compounded daily at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from such second Business Day to the date of payment.

Section 8.11. Escrow. No later than 10 Business Days after the Closing, Transferee and Transferor shall enter into a mutually acceptable escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Newco and reasonably acceptable to the Transferor (the “Escrow Agent”). The Escrow Agreement shall provide for the establishment of an escrow fund (the “Escrow Fund”) to be funded by Newco on the date the Escrow Agreement is entered into in the amount of the Escrow Amount, which Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Section 8.11. Each of Newco and Transferee shall have the right to notify the Escrow Agent of any claim for indemnification made by any Transferee Indemnified Person pursuant to this Article VIII (an “Escrow Claim Notice”). Promptly following the final determination in accordance with this Article VIII of any claim for indemnification made by any Transferee Indemnified Person pursuant to this Article VIII (including a request for advancement of expenses pursuant to this Article VIII), upon request by Transferee or Newco, Transferor shall execute and deliver a certificate requesting the Escrow Agent to deliver by wire transfer to an account designated by Transferee immediately available funds in the amount of such claim as finally determined in accordance with this Article VIII. On the fifth (5th) anniversary of the Closing Date (the “Escrow Release Date”), Transferee and Transferor shall execute and deliver to the Escrow Agent a certificate requesting the Escrow Agent to deliver by wire transfer to Transferor all amounts that remain in the Escrow Fund, less the sum of any amounts subject to claims for indemnification that (i) have not been finally determined before the Escrow Release Date in accordance with this Article VIII and (ii) are the subject of Escrow Claim Notices provided before the Escrow Release Date. If at any time after the Escrow Release Date the entire balance remaining in the Escrow Fund exceeds the sum of any amounts subject to claims for indemnification that (i) have not been finally determined in accordance with this Article VIII as of such time and (ii) are the subject of Escrow Claim Notices provided before such time, at Transferor’s request, Transferee and Transferor shall execute and deliver a certificate requesting the Escrow Agent to deliver such excess to Transferor by wire transfer.

Section 8.12. Remedies. The indemnification provided in this Article VIII and in the Indemnity Agreement shall constitute the sole and exclusive remedy of the parties hereto with respect to all Losses relating to, arising from or connected to a breach of the representations and warranties or covenants contained herein (other than claims of, or causes of action arising out of, fraud or intentional misrepresentation with respect to the representations and warranties contained herein). Notwithstanding the foregoing, nothing in this Agreement shall limit the application of Section 12.01 of the LLC Agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

Section 9.2. Modifications. Except as otherwise expressly provided in this Agreement, neither this Agreement (including any Schedules hereto), nor any term hereof (or thereof) may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written agreement of all of the parties hereto (or their successors in interest, if applicable).

Section 9.3. Governing Law.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(b) All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder (but excluding any action or proceeding for recognition or enforcement of any judgment in connection with such actions, proceeding or disputes) shall be subject to the exclusive jurisdiction of the state and federal courts located in Chicago, Illinois, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, a party may join a party to a pending action in another jurisdiction initiated by a third party.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(C).

Section 9.4. Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

(i) If to Transferee, to:

c/o PEAK6 Investments, L.P.

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Email: legal@peak6.com

Attention: CEO and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Attention: John R. Box

If to Transferor, to:

Penson Financial Services, Inc.

1700 Pacific Avenue

Dallas, Texas 75201

Facsimile: (214) 765-1164

Attention: Andrew Koslow

with a copy to:

Morgan, Lewis & Bockius, LLP

Two Palo Alto Square, Suite 700

3000 El Camino Real

Palo Alto, CA 94306

Facsimile: (650) 843-4001

Attention: Thomas W. Kellerman

(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in Section 9.4(a), (i) if delivered personally against proper receipt shall be effective upon delivery; (ii) if sent via facsimile shall be effective upon the date of dispatch if confirmation of transmission is provided and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 9.4.

Section 9.5. Entire Understanding; No Third Party Beneficiaries. This Agreement and the other Transaction Documents represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. PEAK6 and Transferee shall be express third party beneficiaries of this Agreement. Subject to the immediately preceding sentence, except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.6. No Recourse. Notwithstanding anything in this Agreement or any other Transaction Document, by its acceptance of the benefits of this Agreement, Transferor covenants, agrees and acknowledges, on behalf of itself and its Affiliates, that no Person other than the parties hereto has any obligations hereunder and that, neither Transferor nor any of its Affiliates nor any of their respective shareholders, creditors, bondholders, security holders, investors, officers, employees, agents, members, managers, general or limited partners have any right of recovery for any claim, and may not institute any claim, based on, in respect of, or by reason of, the transactions contemplated by this Agreement, against, and no personal liability shall attach to, PEAK6 or its Affiliates (other than the parties hereto) or to any former, current or future equity holders, directors, officers, employees, agents, members, managers, general or limited partners of PEAK6 or its Affiliates (collectively, each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, or Transferor or any of their Affiliates or any of their respective shareholders, creditors, bondholders, security holders, investors, officers, employees, agents, members, managers, general or limited partners against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Applicable Law or otherwise.

Section 9.7. Assignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party to any other Person (whether by operation of law or otherwise) without the written consent of the other parties and any purported assignment in violation of this Section 9.7 shall be void ab initio; provided, that this Agreement (including the rights, interests and obligations hereunder) may be assigned in whole or in part by ACS or Newco to any Affiliate of ACS or Newco (provided, that ACS and Newco remain liable for all obligations hereunder) or by operation of any consolidation or merger of ACS or Newco and any of their respective Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns (which shall include any successor entity to Transferor) and no others.

Section 9.8. Severability. The invalidity or unenforceability of any particular nonmaterial provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting such invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by Applicable Law, by omitting such invalid or unenforceable provision. If any material provision of this Agreement is determined by a court or regulatory body to be invalid or unenforceable, then the parties shall use their best efforts to address the implications of such invalidity or unenforceability so as to preserve the essential understanding of the parties with respect hereto.

Section 9.9. Specific Performance and Injunctive Relief. The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Transferor fails or Newco fails to consummate the transactions contemplated in this Agreement in breach hereof, and if this Agreement has not been terminated pursuant to Section 7.1 of this Agreement, Newco or Transferor, as the case may be, may commence an action, suit or proceeding for the specific enforcement of this Agreement, subject to any defenses Transferor or Newco, as applicable, may validly assert to any such action. In the event that this Agreement is terminated pursuant to Section 7.1 hereof, nothing in this Section 9.9 shall be construed to limit the right of Transferor or Newco to seek injunctive relief with respect to the breach of any covenant or agreement that survives such termination in accordance with Section 7.2.

Section 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature pages hereto may be transmitted by facsimile or .pdf, and if so transmitted, shall constitute originals.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

PENSON FINANCIAL SERVICES, INC.

By:
Name:
Title:

APEX CLEARING HOLDINGS LLC

By:
Name:
Title:

APEX CLEARING SOLUTIONS, LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]